                                                                     EXHIBIT 4.1



                           SEARCH CAPITAL GROUP, INC.

                           CERTIFICATE OF DESIGNATION
                       9%/7% CONVERTIBLE PREFERRED STOCK

      A series of preferred stock of the Corporation be is hereby created and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

      SECTION 1. Designation of Series. The series shall be designated as "9%/7% Convertible Preferred Stock" (hereinafter called "Convertible Preferred Stock").

      SECTION 2. Number of Shares. The number of shares of Convertible Preferred Stock is 17,500,000 with the par value of $0.01 per share and a liquidation preference of $3.50 per share plus any declared but unpaid dividends, after payment of all debts of the Company, which number of shares the Board of Directors may increase or decrease but may not decrease below the number of shares of the series then outstanding.

      SECTION 3. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, out of any funds legally available, non-cumulative dividends at the annual rate of $0.315 (9%) per share per annum payable from July 1, 1995, to the end of the 12th full calendar quarter following payment of the first dividend ("End Date") and thereafter, at the rate of $0.245 per share (7%) per annum from the day following the End Date until conversion pursuant to Section 10(g) of this Certificate of Designation (the "Conversion Date"), but no later than the seventh anniversary of the End Date.

      Convertible Preferred Stock dividends will begin to accrue from July 1, 1995. The first payment of Convertible Preferred Stock dividends will be made in conjunction with the initial distribution of the Convertible Preferred Stock as soon as practicable thereafter, and will be based on the accrual period of July 1, 1995 to the date the confirmation order is finalized. This dividend payment will be made in cash. Thereafter, quarterly dividends will be paid in cash (the first quarter's payment being based on the accrual period beginning the day the confirmation order is finalized and ending on the last day of the quarter) to the holders of record on or about the 15th day of the month following the end of each quarter, until one full years dividends have been paid in cash by the Corporation following the Effective Date. After one full year of Cash dividends have been paid by the Corporation, dividends will continue to be paid entirely in cash unless the Corporation is prohibited from paying the dividends entirely in cash by Delaware law (the state of its incorporation ) or by the terms of any loan agreement of $5,000,000 or more. If the Corporation is prevented from paying a dividend entirely in cash, it will pay a dividend in the form of a mixture of cash and common stock of the Corporation ("Common Stock") to the extent possible under Delaware law and any applicable loan agreement, or if necessary, entirely in Common Stock, provided the average closing price of the Common





CERTIFICATE OF DESIGNATION - PAGE 1
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Stock is $.50 or greater for the 20 trading day period ending 5 days prior to the date of payment of the Common Stock dividend.

      If a dividend upon any shares of the Convertible Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Convertible Preferred Stock, or any other outstanding stock of the Corporation ranking on a parity with the Convertible Preferred Stock as to dividends, is in arrears, no stock of the Corporation standing on a parity with the Convertible Preferred Stock as to dividends may be purchased or otherwise acquired for any consideration by the Corporation except pursuant to an acquisition made pursuant to the terms of one or more offers to purchase all of the outstanding shares of the Convertible Preferred Stock and all stock of the Corporation ranking on a parity with the Convertible Preferred Stock as to dividends (which offers shall describe such proposed acquisition of all such parity stock). Unless otherwise declared by the Board of Directors or required by this Certificate of Designation, no dividends shall accrue or cumulate for any calendar quarter (or portion thereof) during which a liquidation, dissolution or winding up of the Corporation occurs.

      SECTION 4. Dividend Payment Dates; Cumulation Date. Dividends on the Convertible Preferred Stock will accrue from July 1, 1995 to the date the confirmation order is becomes a final order. Thereafter, quarterly Convertible Preferred Stock dividends will accrue beginning on the first day of each quarter and ending on the last day of each quarter. Quarterly dividends will be paid (the first quarter's payment being based on the accrual period beginning the first day following Effective Date and ending with the last day of the quarter) to the holders of record on or about the 15th day of the month following the end of each quarter.

      SECTION 5. Redemption. The Convertible Preferred Stock shall not be subject to redemption by the Corporation or at the election of the holders thereof.

      SECTION 6. Liquidation Rights. If Search is liquidated, the Convertible Preferred Stock will have a preference as to liquidation proceeds (proceeds from the disposition of assets less payment of all debts) in the amount of $3.50 per share plus all accrued and unpaid dividends, if any, after payment of all debts of the Company. If upon any liquidation of the Corporation, the assets available for distribution to the holders of the Convertible Preferred Stock and any other stock of the Corporation which shall then be outstanding and which shall be on a parity with the Convertible Preferred Stock upon liquidation (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding shares of the Convertible Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such liquidation of the Corporation, then there shall be paid to the holders of the Convertible Preferred Stock in connection with such liquidation of the Corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall equal the number of outstanding shares of the Convertible Preferred Stock multiplied by $3.50 plus any accrued and unpaid dividends thereon and a denominator of which shall be





CERTIFICATE OF DESIGNATION - PAGE 2
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the total amount which would have been distributed by reason of such liquidation of the Corporation with respect to the Convertible Preferred Stock and all other stock ranking on a parity with the Convertible Preferred Stock upon liquidation then outstanding had the Corporation possessed sufficient assets to pay the full amount which the holders of all such stock would be entitled to receive in connection with such liquidation of the Corporation.

      The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution or winding up, voluntary or involuntary, for the purposes of this Section 6.

      SECTION 7. Ranking. The Convertible Preferred Stock shall rank, in right of payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, senior and superior to the Corporation's currently authorized Common Stock (collectively, the "Junior Capital Stock").

      The Convertible Preferred Stock may be, at the Corporation's sole discretion, either superior or pari passu (i.e. the two classes of preferred stock will share proportionately as to their respective interest in any liquidation proceeds or dividends) in dividend rights and liquidation preferences to all other subsequently issued preferred stock. However, no other preferred stock, whether or not convertible, may be issued in the future that will be pari passu with the Convertible Preferred Stock unless at the time of such issuance all dividends due the Convertible preferred Stockholders have been paid in full. In no event shall convertible preferred stock be issued which is senior in rights to that of the Convertible Preferred Stock, other than that such pari passu convertible preferred stock may carry the then-current market interest rate, which may be higher or lower than that of the Convertible Preferred Stock.

      The Convertible Preferred Stock will be pari passu with the existing 12% Preferred Stock, and pari passu or senior in rights to future issues of straight, convertible and all other forms of preferred stock with the exception of the rate of interest for such future issues of preferred stock, which shall be no greater than the prevailing market rate for similar such issues.

      Whenever reference is made to shares "ranking on a parity with the Convertible Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank on an equality with the rights of the holders of the Convertible Preferred Stock. Whenever reference is made to shares "ranking junior to the Convertible Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of





CERTIFICATE OF DESIGNATION - PAGE 3
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dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of the Convertible Preferred Stock.

The rights of the Convertible Preferred Stock will be subordinate to the rights of all existing and future holders of the Corporation's debt.

      SECTION 8. Dividends on Junior Stock. In no event so long as any Convertible Preferred Stock shall be outstanding shall any dividends, except a dividend payable in Common Stock or other shares ranking Junior to the Convertible Preferred Stock, be paid or declared or any distribution be made on any junior Capital Stock, nor shall any Junior Capital Stock be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of Junior Capital Stock) unless all accrued and unpaid dividends on the Convertible Preferred Stock shall have been declared and paid or a sum sufficient for payment thereof set apart.

      SECTION 9.  Voting Rights.   Each share of the Convertible Preferred
Stock shall be entitled to exercise the same voting rights as holders of the Corporation's Common Stock and shall have one vote per share. If the Corporation fails to pay a Convertible Preferred Stock dividend (i) in cash for either of the first two quarterly dividends following the Effective Date or
(ii) in cash or Common Stock for any four consecutive quarters, the Convertible Preferred Stock shall automatically be vested with an additional one vote per share, and the holders of the Convertible Preferred Stock will be given the right to elect immediately at an emergency meeting of the shareholders which the Corporation shall hold within thirty (30) days after any such failure, such additional members as equals two-thirds (2/3) of Search's Board of Directors determined after such election.

      At any meeting at which the holders of the Convertible Preferred Stock shall be entitled to elect a Director, the holders of fifty percent (50%) of the then outstanding shares of the Convertible Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of the Convertible Preferred Stock are entitled to elect as hereinabove provided.

      Upon the Conversion Date, the number of persons constituting the Board of Directors shall be reduced by the number of Directors then in office elected pursuant to this Section 9, the term of office of said Directors so elected shall end, and the holders of the Convertible Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors.

      Prior to the seventh anniversary of the Effective Date, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock, voting as a single class, (i) amend, alter





CERTIFICATE OF DESIGNATION - PAGE 4
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or repeal any provision of this Certificate of Designation to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock (other than by virtue of the mandatory conversion set forth herein).

      Prior to the seventh anniversary of the Effective Date, the Corporation will not, without the affirmative vote or consent of holders of at least 50% of all outstanding shares of Convertible Preferred Stock, voting as a single class
(i) merge with another company when thereafter the Corporation is not the controlling entity, and (ii) sell more that 50% of the Corporation's assets.

      Other than those set forth in this Section 9, the holders of the Preferred Shares shall have no further voting rights.

      SECTION 10. Conversion Rights.

      (a) Optional Conversion. Shares of the Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time at the office of this Corporation or of any transfer agent of the Convertible Preferred Stock, into fully paid and nonassessable shares of Common Stock at the rate of two shares of Common Stock for each share of Convertible Preferred Stock.

      (b) Mechanics of Conversion. Before any holder of the Convertible Preferred Stock shall be entitled to convert the same into Common Stock pursuant to this Section 10, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of the transfer agent for the Convertible Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with a check for any declared and unpaid dividends on such Convertible Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Convertible Preferred Stock to be converted, and the person or persons entitled to receive this Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of Common Stock on such date. Any holder of the Convertible Preferred Stock who elects to convert his shares to Common stock waives any and all rights to any accrued and cumulated, but undeclared, dividends with respect to the Convertible Preferred Stock, but shall retain the right to any dividends declared and accrued during the time such holder was a holder of record of the Convertible Preferred Stock.





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      (c)   Adjustments to Conversion Ratio.  In the event of any stock dividend (except a Common Stock dividend that may be paid pursuant to Section 3 of this Certificate of Designation) on the Common Stock, any stock split, reverse stock split, stock combination or reclassification of the Common Stock or any merger, consolidation or combination of the Corporation with any other entity or entities, the conversion rate shall be proportionately adjusted so that the holders of the Convertible Preferred Stock after such event shall be entitled to receive upon conversion the number and kind of shares which such holders would have owned or been entitled to receive had such Convertible Preferred Stock been converted immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this paragraph. Any adjustments shall be determined by the Board of Directors.

      (d) No Fractional Shares. No fractional shares shall be issuable upon conversion; and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, and the Corporation shall, at its option, issue script representing such fractional share or pay cash in lieu of such fractional share based upon the market price (if traded over-the-counter, the average of the bid and asked prices) of the Common Stock as reported at the close of business on the day such conversion is effected or, if there is no established market for the Common Stock, the fair value of the Common Stock as determined by the good faith judgment of the board of Directors.

      (e) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common stock to such number of shares as will be sufficient for such purpose.

      (f) Status of Converted Stock. In case any shares of Convertible Preferred Stock shall be converted into Common Stock, the shares so converted shall, after any filings required by law, assume the statues of authorized but unissued shares of Convertible Preferred Stock.

      (g) Mandatory Conversion. The Corporation may, at its option, call for the conversion, in whole or in part, of up to one-half (50%) of the number of shares of Convertible Preferred Stock issued as of the Effective Date under the following conditions: (i) the Corporation's Common Stock trades at $4.25 or higher on each of any 20 trading days in a period of 30 consecutive trading days, beginning with the first day following the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, or
(ii) the Corporation's Common Stock trades at $3.50 per share





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on each of any 20 trading days in a period of 30 consecutive trading days, beginning with the first day following the third anniversary of the Effective Date and ending on the day immediately preceding the Conversion Date. For purposes of this section , price of the Corporation's Common Stock shall be determined by using the closing bid price as reported by NASDAQ or comparable national exchange. The conversion prices shall be subject to adjustment in the same manner as the conversion rate is adjusted, as discussed herein.

      Any previously unconverted Convertible Preferred Stock (which shall be a minimum of fifty percent (50%) of the Convertible Preferred Stock ) shall be convertible by Search on the seventh anniversary of the Effective Date. The Convertible Preferred Stock shall be convertible into Common stock at a fraction which has as its denominator the market price of the Common Stock at the time of conversion, and which has as its numerator the $3.50 liquidation value of the convertible Preferred Stock; provided, however, that in no event shall the ratio so expressed be higher than 3 to1.

      The Corporation would be obligated to pay, thirty days after the Conversion Date, any accrued and unpaid dividends, to the holders who, on the Conversion Date, held Convertible Preferred Stock.

      The Corporation shall cause a notice of such mandatory conversation to be mailed, postage prepaid, to the holders of record of the Convertible Preferred Stock at their respective addresses appearing on the share transfer records of the Corporation. The Board of Directors may elect to specify an effective date for such conversion, which date may be no later than sixty (60) days after the Board meeting or consent at which the Corporation's election to convert was duly adopted. If no effective date is specified by the Board of Directors, the effective date shall be the date of the initial mailing of the required notice. Such notice shall set forth a statement that all outstanding shares of the Convertible Preferred Stock shall be automatically and mandatorily converted as of the Conversion Date and the address of the place where such shares of the Convertible Preferred Stock shall be exchanged, upon presentation and surrender of the certificates representing such shares, and the certificates representing the shares of Common Stock shall be delivered. The dividends on such shares shall cease to accrue on the Conversion Date. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the shares of the Convertible Preferred Stock receives such notice, and failure to duly give such notice by mail, or any defect in such notice, to any holder of shares of the Convertible Preferred Stock shall not affect the validity of the conversion thereof into Common Stock. Consequently, all issued shares of the Convertible Preferred Stock, as of the Conversion Date, regardless of whether notice of conversion is actually received by the holder, shall automatically be deemed to be the shares of Common Stock into which such shares could have been voluntarily converted by the holders thereof. As of the close of business on the Conversion Date, the Convertible Preferred Stock shall be deemed to cease to be outstanding or to accrue dividends, the persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the registered holders of such





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Common Stock and all rights of any holders of the Convertible Preferred Stock shall thereupon be extinguished except the right to receive the Common Stock in exchange therefor. Holders of the Convertible Preferred Stock must surrender such stock in order to receive the Common Stock for which such Convertible Preferred Stock has been converted. As a condition to the effectiveness of the foregoing mandatory conversion, the Corporation shall be required to declare and pay all cumulated unpaid dividends that accrue through the Conversion Date as soon as practicable following the Conversion Date.

      After the conversion of all issued shares of the Convertible Preferred Stock, all shares of the Convertible Preferred Stock shall be canceled, the Convertible Preferred Stock shall not be reissued and shall be deemed canceled and shall revert to authorized but unissued Convertible Preferred Stock of the Corporation, undesignated as to series, and the number of shares of Convertible Preferred Stock which the Corporation shall have authority to issue shall not be decreased by such conversion.

      SECTION 11. Other Rights. The Corporation will not be obligated to redeem the Convertible Preferred Stock, thus will not be required to establish a redemption or sinking fund.

      SECTION 12. Effects of Conversion on Capital and Surplus. Upon conversion of the Convertible Preferred Stock the stated capital of the Common Stock issued upon such conversion shall be the aggregate par value thereof, and the stated capital and capital surplus (capital in excess of par of stated value) of the Corporation shall be correspondingly increased or reduced to reflect the difference between stated capital of the Convertible Preferred Stock so converted and the par or stated value of the Common Stock issued upon conversion.

      SECTION 13. Anti-Dilution. The Corporation shall be prohibited from issuing preferred or common stock or warrants or any other form of security to an affiliate for consideration that does not equal or exceed the fair market value of such security (as determined by an independent third party); provided, that Search may issue options or warrants to new or existing directors or management, so long as such warrants or options are approved by the Compensation Committee of the board of Directors. The Corporation may also issue Common Stock upon the exercise of warrants or options presently outstanding; provided, that such warrants or options are not amended or modified without the approval of the Compensation Committee. In the event that the corporation issues any security not expected above for consideration that is less than the fair market value (as determined above) of such security, the number of shares Convertible Preferred Stock shall be immediately and appropriately adjusted (and the conversion price of the Convertible Preferred Stock adjusted downward on a full ratchet basis) to take into account the dilution in value of the securities holdings of the Noteholders caused by such below-market issuance of the Corporation's securities.





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      SECTION 14. Other Limits.    In addition, the Corporation will not (a)
declare any cash or other form of dividend on or with respect to any issue of common stock unless all dividends on the Convertible Preferred Stock have been paid, nor (b) issue common stock that is convertible into convertible or other preferred stock.

      Dated as of February 1, 1996.


                                        SEARCH CAPITAL GROUP, INC.


                                        BY:  /s/ Robert D. Idzi
                                           ------------------------------

                                        Its: EVP & CFO
                                            -----------------------------
ATTESTED TO:

/s/ Joe B. Dorman
- ------------------------------




CERTIFICATE OF DESIGNATION - PAGE 9
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THE STATE OF TEXAS      )
                        )
COUNTY OF DALLAS        )

      BEFORE ME, the undersigned authority, on this date personally appeared Robert D. Idzi, the EVP & CFO of Search Capital Group, Inc., a Delaware corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

      GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 1st day of February,
1996.

Robin K. Brem
- -------------------------                    ROBIN K. BREM
NOTARY PUBLIC IN AND FOR        [SEAL]       NOTARY PUBLIC
THE STATE OF TEXAS                           State of Texas
                                             Comm. Exp. 11-02-99





CERTIFICATE OF DESIGNATION - PAGE 10